UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒    Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material Pursuant to §240.14a-12

DIVIDEND CAPITAL TRUST INC.

(Name of Registrant as Specified in Its Charter)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Important Notice

Dividend Capital Trust (DCT) announced today that it has filed a proxy statement with the Securities and Exchange Commission (SEC) that outlines its plans to internalize its external management advisor, Dividend Capital Advisors. Please use this link to view the proxy statement. The definitive proxy statement will be mailed to all DCT shareholders, who will be asked to elect a slate of Directors to the company’s Board and approve the internalization transaction and several other related proposals. A special committee to the company’s Board of Directors has concluded that the internalization of the advisor is in the best interests of DCT and its shareholders, and will also better position DCT to potentially pursue a listing of its shares on a national securities exchange, which is one of DCT’s stated corporate objectives. Please use this link to view a press release highlighting this news.

Additionally, DCT has filed its Form 10-Q outlining second quarter 2006 financial and operating performance. Funds From Operations (FFO) in the second quarter of 2006 were $0.17 per fully diluted share, and as of June 30, 2006, DCT owned, managed or had under development 385 properties totaling more than 59.1 million square feet in 24 markets, leased to more than 800 corporate customers. To learn more, please use this link to view a press release related to quarterly performance.

DCT will be hosting a conference call to discuss quarterly performance and the proposed internalization transaction.

Date: Monday, August 21, 2006

Time: 4:15 PM EST

Dial-In: 877.313.6462

Reference: Dividend Capital

Please join us for this informative call. If you have any questions, please contact your Dividend Capital wholesaler at 866.DCG.REIT.